Exhibit 99.1

December 23, 2005

For Further Information Contact:
Ijaz Anwar, Chief Operating Officer
(952) 541-0455

FASTFUNDS FINANCIAL EXECUTES DEFINTIVE AGREEMENT TO SELL CERTAIN CHEX SERVICES ASSETS

Minneapolis, Minnesota - FastFunds Financial Corporation (OTC/BB: FFFC), announced today that that it has entered into a definitive agreement to sell certain assets of its wholly owned subsidiary, Chex Services, Inc. to Certegy, Inc. (NYSE:CEY). FastFunds, through Chex Services, provides comprehensive cash access services including check cashing, automated teller machine access, and credit and debit card cash advance services to approximately 50 accounts including gaming and retail establishments in the United States, Canada and the Caribbean. Certegy is a leading global provider of payment services to financial institutions, retailers and the gaming industry.

Certegy will be acquiring all of Chex Services cash access contracts in exchange for approximately $14 million in cash at closing and certain other future consideration. FastFunds will retain all of Chex Services’ cash, marketable securities, certain receivables and other miscellaneous assets as well as its liabilities. In addition, FastFunds will continue to be a publicly-traded entity. The parties anticipate completing the transaction during the first quarter of 2006, subject to customary closing conditions.

“This transaction further strengthens Certegy’s position in the fast growing gaming industry and provides new growth opportunities in the Native American and Caribbean markets,” stated Renz Nichols, senior vice president and chief operating officer of Certegy Check Services - North America.

“We are pleased to finalize this transaction, which we believe is in the best interests of FastFunds and its stockholders,” stated FastFunds’ acting Chief Executive Officer, Mike Casazza. “Given not only the cash received from the transaction, but the assets we will be retaining, we believe FastFunds will have a stronger balance sheet and we look forward to the potential this transaction provides the Company for other business opportunities. This transaction represents a positive first step in our efforts to maximize the value of FastFunds for its stockholders. The board of directors and I look forward to further formulating and implementing a plan of action with increased shareholder value being our primary goal.”

About Certegy
Certegy (NYSE:CEY) provides credit and debit processing, check risk management and cash access services, merchant processing and e-banking services to over 6,500 financial institutions, 100,000 retailers and 100 million consumers worldwide. Headquartered in St. Petersburg, Florida, Certegy maintains a strong global presence with operations in the United States, United Kingdom, Ireland, France, Chile, Brazil, Australia, New Zealand, Thailand and the Caribbean. As a leading payment services provider, Certegy offers a comprehensive range of transaction processing services, check risk management solutions and integrated customer support programs that facilitate the exchange of business and consumer payments. Certegy generated over $1.0 billion in revenue in 2004. For more information on Certegy, please visit www.certegy.com.

About FastFunds
FastFunds Financial Corporation is a holding company operating through its wholly owned subsidiary, Chex Services, Inc. of Minnetonka, Minnesota. The Company specializes in, and is the industry leader for, full booth operations to Native American casinos and has developed a suite of cash access products for use in the traditional gaming and retail markets. Chex Services’ website is located at www.fastfunds.com. The Company is majority owned by Equitex, Inc. (NASDAQ: EQTX), a holding company based in Englewood, Colorado.

The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward- looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of FastFunds Financial Corporation or its majority owned parent company Equitex, Inc.; economic downturns affecting the operations of FastFunds Financial Corporation its subsidiaries or companies proposed for merger or acquisition; the loss of contracts or failure to acquire new contracts; success of any legal actions; failure to successfully implement newly developed product lines including projected increases in revenues or earnings; the inability to initiate or complete any contemplated restructuring, offering, acquisition, disposition or other transaction; adverse financial performance by FastFunds Financial Corporation or its subsidiaries; failure to obtain or maintain regulatory approval for products and services offered by FastFunds Financial Corporation or its subsidiaries; adverse equity market conditions and declines in the value of FastFunds Financial Corporation common stock; failure to satisfy contingencies or conditions to close the transactions; and the unavailability of financing to complete management's plans and objectives. The forward-looking statements contained in this press release speak only as of the date hereof and FastFunds Financial Corporation disclaims any intent or obligation to update these forward-looking statements.
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